Exhibit 10.2

PERSONAL AND CONFIDENTIAL

May 16, 2005

Mr. Gary W. Boyd
Chief Financial Officer
Ascendant Solutions
16250 Dallas Parkway, Suite 102
Dallas, Texas 75248

Dear Gary:

I have discussed with you, on a confidential basis that Ascendant Solutions (“the Company") is currently searching for possible acquisition candidates ("Targets"). This letter will confirm an understanding between GaylerSmith Group, LLC ("GSG") and the Company in the event that (i) GSG introduces a Target to the Company and/or (ii) the Company specifically requests that GSG review a Target for possible acquisition by the Company (the “Transaction”). To the extent necessary, our services would include assisting you in the negotiation of the financial aspects of the proposed transaction, and if requested by the Company, assist in due diligence and / or raising capital to accomplish the Transaction.

As compensation for services, the Company agrees to pay GSG the following fees:

Retainer Fee

No retainer fee will be required at this time.

Transaction Fee

A transaction fee equal to three percent (3.00%) of the aggregate consideration paid by the Company up to $5 million plus one percent (1.0%) of the aggregate consideration paid by the Company in excess of $5 million (the "Transaction Fee") which shall be payable in cash promptly upon closing of a Transaction.

The aggregate consideration shall be deemed to be the total amount received by the Target and its stockholders upon consummation of the acquisition (including any debt or capital lease obligations assumed, extinguished or discharged), plus, in the case of an acquisition of assets, the net value of any operating current assets not sold by the Target. The net value of any operating current asset not sold by the Target will not be considered part of the aggregate consideration if the signed Letter of Intent specifically excludes the operating current assets from the Transaction.

If the consideration per share to be received by the holders of the Targets common stock exceeds the conversion price of any of the Target's outstanding convertible securities (excluding stock options), such securities shall be considered to have been converted for purposes of calculating the amount of aggregate consideration.

If such aggregate consideration may be increased by contingent payments related to future earnings or operations, the portion of our fee relating thereto shall be calculated and paid when and as such contingent payments are made.

In the event that the consideration is paid in whole or in part in the form of securities of the Company, the value of such securities, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the closing of the sale; provided, however, that if such securities consist of stock with an existing public trading market, the value thereof shall be determined by the last sales price for such stock on the last trading day thereof prior to such closing.

Financing Fees

If the Company requests that GSG assist the Company with respect to financing of the Transaction and, as a direct or proximate result of GSG's assistance, financing is obtained and utilized by the Company, the Company will pay to GSG a fee as follows:

The Company will pay GSG (or cause GSG to be paid) a fee equal to one percent (1.0%) of the aggregate purchase price of senior securities or bank debt; two percent (2.0%) of the aggregate purchase price of subordinated securities; three percent (3.0%) of the aggregate purchase price of preferred stock or common stock which fee shall be payable at the time of the funding of such financing.

Consulting Fee

If the Company requests that GSG assist the Company with respect with due diligence or other projects, the Company agrees to pay GSG a consulting fee of $95 per hour. Such consulting fee is not contingent upon the successful completion of the transaction contemplated hereunder, and shall be payable as billed by GSG from time to time.

Any consulting fee paid by or due from the Company to GSG directly related to the acquisition of the Target will reduce the Transaction Fee upon closing of a Transaction in an amount not to exceed $10,000.

Expenses

In addition to the cash fee that the Company agrees to pay for the services to be performed as set forth above, the Company agrees to reimburse GSG for all out-of-pocket expenses incurred on this project. Such expense reimbursement is not contingent upon the successful completion of the transaction contemplated hereunder, and shall be payable as billed by GSG from tune to time.

Indemnity

In addition to the fee which the Company has agreed to pay GSG for the services to be preformed on behalf of the Company, the Company agrees to indemnify and hold GSG and its officers, directors, agents and controlling persons harmless against and from any and all losses, claims, and damages or liabilities, joint and several, to which GSG and it officers, directors, agents and controlling persons may become subject in connection with the transactions referred to in this agreement under an of the Federal securities laws, under any other statute, at common law or otherwise, and to reimburse GSG and its officers, directors, agents and controlling persons for any legal or other expenses, including the cost of investigation and preparation, incurred by GSG and its officers, directors, agents and controlling persons arising out of or in connection with any action or claim in connection therewith, whether or not resulting in any Liability.

The indemnity provided in this paragraph shall cover any loss, claim, damage, liability or expense incurred by an indemnified party regardless of the negligence, or strict liability, of such indemnified party, but shall not cover any loss, claim damage, liability or expense resulting primarily from such indemnified party's gross negligence or willful misconduct. The indemnity provided in this agreement shall be in addition to any other rights any indemnified party may have with respect to the Company or otherwise.

Arbitration

Any controversy or dispute arising out of or relating to the Transaction or the breach or alleged breach of any provision of this Agreement which cannot be resolved by mediation shall be settled by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association and judgment upon award rendered the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover from the other parity reasonable attorneys' fees and costs incurred in connection therewith. The determination of the arbitrator in such proceeding shall be final, binding and non-appealable.

Termination and Other

The Company or GSG may terminate this agreement at any time with or without cause, upon written advice to that effect to the other party. Notwithstanding any termination or expiration of this agreement, if during the two (2) year period after such termination or expiration a transaction of the nature contemplated by this agreement is consummated involving the Company and any party to whom the Company was introduced by GSG, or who was contacted by GSG in connection with its services hereunder or who was contacted by any party who was contacted by GSG in connection herewith, then the Company shall, immediately upon the closing of such transaction, pay to GSG the fees set forth above as if such transaction had been consummated prior to the termination or expiration of this agreement. The indemnity provisions as set forth above shall survive any termination or expiration of this agreement.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

If the foregoing correctly sets forth our understanding, please so indicate by signing and returning to us the enclosed copy.

Very truly yours,
GaylerSmith Group, LLC.

By: /s/ Michal L. Gayler
Michal L. Gayler
President

Agreed to and accepted this 18th day of May 2005.

By: /s/ Gary W. Boyd
Gary W. Boyd